Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
AVANIR PHARMACEUTICALS, INC.
ARTICLE 1
     The name of this Corporation is AVANIR Pharmaceuticals, Inc. (the “Corporation”).
ARTICLE 2
     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent of the Corporation at that address is Corporation Service Company.
ARTICLE 3
     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).
ARTICLE 4
     4.1. This Corporation is authorized to issue a total of two hundred ten million shares (210,000,000), consisting of two classes of shares, designated respectively Common Stock (the “Common Stock”), and Preferred Stock (the “Preferred Stock”). The authorized number of shares of Common Stock is two hundred million (200,000,000), $0.0001 par value. The authorized number of shares of Preferred Stock is ten million (10,000,000), $0.0001 par value.
     4.2. The Board of Directors of the Corporation (the “Board of Directors”) may divide the Preferred Stock into any number of series. The Board of Directors shall fix the designation and number of shares of each such series. The Board of Directors may determine and alter the rights, powers, preferences and privileges, and qualifications, restrictions and limitations thereof, including, but not limited to, voting rights (if any), granted to and imposed upon any wholly unissued series of the Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted originally fixing the number of shares of any series) may increase or decrease the number of shares of that series; provided, that no such decrease shall reduce the number of shares of such series to a number less than the number of shares of such series then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of such series.
ARTICLE 5
     5.1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL.
     5.2. Any repeal or modification of this Article 5 by the stockholders of the Corporation or by an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director prior to or at the time of such repeal or modification.

ARTICLE 6
     The name and the mailing address of the incorporator are as follows:

Name	Mailing Address

Ryan Murr, Esq.	c/o Goodwin Procter LLP
Three Embarcadero Center, 24th Floor
San Francisco, CA 94111
ARTICLE 7
     The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III as nearly equal in number as reasonably possible, with any overage allocated in the discretion of the Board of Directors. The initial term of office of the Class I directors will expire at the 2011 annual meeting of stockholders. The initial term of office of the Class II directors will expire at the 2012 annual meeting of stockholders. The initial term of office of the Class III directors will expire at the 2010 annual meeting of stockholders. At each annual meeting of stockholders, directors of each class the term of which shall then expire shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. All directors, including directors elected to fill vacancies, shall hold office until the expiration of the term for which elected and until their successors are elected and qualified, except in the case of death, resignation or removal of any director. No decrease in the number of authorized directors shall shorten the term of any incumbent director.
ARTICLE 8
     The Board of Directors is expressly empowered to amend or repeal the bylaws of the Corporation. The bylaws of the Corporation may also be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the bylaws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.
ARTICLE 9
     The Corporation reserves the right to amend or repeal this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate of Incorporation, and in addition to any other vote of holders of voting stock that is required by this Certificate of Incorporation or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article 5, Article 7, Article 8 or Article 9 of this Certificate of Incorporation.

     IN WITNESS WHEREOF, the undersigned sole incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, does certify that the facts herein are true, and, accordingly, has hereto set his hand this 10th day of March, 2009.

/s/ Ryan Murr Name: Ryan Murr
Incorporator

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